Exhibit 99.1

Frontier Communications

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

California Administrative Law Judge Issues Favorable ‘Proposed Decision’ in Frontier’s Acquisition of Verizon Assets

Full California Public Utilities Commission Expected to Vote on the Final Order by End of Year

NORWALK, Conn., November 9, 2015 - Frontier Communications Corporation (NASDAQ: FTR)    announced that on Friday, November 6, 2015 Administrative Law Judge Karl J. Bemesderfer with the California Public Utilities Commission (CPUC) issued a favorable Proposed Decision (PD) proposing approval of Frontier’s proposed acquisition of Verizon's local wireline, broadband and video operations, including the FiOS network.   The company has already received all other necessary regulatory approvals, including from the Federal Communications Commission (FCC) and the Justice Department.  Frontier Communications along with other parties will be filing comments on the PD by November 20, 2015. Pending final CPUC approval in California, Frontier expects to close the transaction at the end of the first quarter of 2016.

Kathleen Abernathy, EVP, External Affairs, Frontier Communications said, “We are pleased that the PD finds that our proposed settlements with the Office of Ratepayer Advocates (ORA), TURN and Center for Accessible Technology, California Emerging Technology Fund, Greenlining, and others address the public interest requirements to be considered by the Commission.  The Public Participation Hearings conducted this summer by Commissioner Catherine Sandoval and Judge Bemesderfer informed these agreements and contributed to the settlements.  We will continue to work through any remaining issues raised in the PD and address them in our comments, which are due in a few weeks.  As we have publicly stated in all our filed testimony, we look forward to the opportunity to increase our presence in California and bring investment, jobs, and increased broadband availability to consumers across the state, in both urban and rural markets.”

Abernathy went on to say, “If this transaction is ultimately approved by the full CPUC and the Transaction closes, California will benefit from millions of dollars of investment throughout the state, especially in unserved rural areas.  Frontier is excited to bring our high-touch local engagement management model as well as our active involvement in the communities we serve to the cities that are part of this transaction.”

The full CPUC is expected to vote on the PD by the end of the year which follows the original schedule set out by Commissioner Sandoval and Administrative Law Judge Bemesderfer.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These risks and uncertainties include, but are not limited to:  Frontier’s ability to complete the acquisition of Verizon’s California, Florida and Texas wireline operations, including the ability to complete the financing of the acquisition; the ability to successfully integrate the acquired operations into Frontier’s existing operations; the sufficiency of the assets to be acquired from Verizon to enable the combined company to operate the acquired business; the ability to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned; the ability to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon transaction; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

About Frontier Communications

Frontier Communications Corporation (NASDAQ:FTR) offers broadband, voice, video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states. Frontier’s approximately 18,600 employees are based entirely in the United States. More information is available at www.frontier.com.

Contact:

Steve Crosby

Senior Vice President, Regulatory & Legislative

916-206-8198

Steven.Crosby@ftr.com